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Exhibit 99.3

[HOULIHAN SMITH & COMPANY, INC. LETTERHEAD]

June 22, 2007

Board of Directors
PROS Holdings, Inc.
3100 Main Street, Suite #900
Houston, TX 77002-9319

RE: Valuation of PROS Holdings, Inc.

Dear Gentlemen:

Enclosed is our manually signed consent relating to the use of our valuation report ("Valuation Report") in conjunction with your supplemental submission to the SEC. It is understood that our Valuation Report will not be included in the body (or exhibit) of the Registration Statement on Form S-1 dated April 4, 2007 (the "Registration Statement") of PROS Holdings, Inc (the "Company" or "PROS").

We hereby consent to the inclusion in the prospectus forming part of the Company's registration statement on Form S-1 (SEC File No. 333-141884) initially filed with the Securities and Exchange Commission on April 4, 2007, as has been and may be amended from time to time (the "Registration Statement") to references of our final report relating to the estimation of fair value of the common stock of the Company as of February 28, 2007 and to references of our firm's name therein. We further consent to the filing of this letter as an exhibit to the Registration Statement.

Please provide us with an exact copy of the Registration Statement on Form S-1 and Amendment No. 2 as electronically filed with the SEC.

Sincerely,
/s/ Houlihan Smith & Company, Inc.
Houlihan Smith & Company, Inc.

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RE: Valuation of PROS Holdings, Inc.